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Exhibit 10.11

SwissFone	Providing/Global Teleconnectivity

RECIPROCAL INTERNATIONAL TELECOMMUNICATIONS SERVICES CARRIER AGREEMENT

        This Reciprocal International Telecommunications Services Carrier Agreement (the "Agreement") is entered into this 20th day of January, 2004 (the "Effective Date"), between: SwissFone Inc., a corporation organized under the laws of the state of Delaware, with offices located at 2001 L Street, NW, Suite 750, Washington, D.C. 20036 ("SWISSFONE");

        and

        Vistula Whose registered office is at 10-12 High Street, Barnes, London, SW13 9LW, U.K. ("Vistula") and whose Registered Number is 4523170.

        Hereinafter individually referred to as the "Party" and jointly as "the Parties.

        WHEREAS, SwissFone and Customer are providers of international telecommunications services; and

        WHEREAS, Customer desires to purchase certain telecommunications services provided by SwissFone and SwissFone desires to purchase certain telecommunications services provided by the Customer all as more fully described below on the terms and conditions set forth in this Agreement;

        NOW THEREFORE, the Parties, in consideration of the mutual covenants and agreements hereinafter set forth, agree as follows:

1      DESCRIPTION OF SERVICES

        SwissFone, either directly or through its affiliates or underlying carriers, shall provide international telecommunications carrier services and facilities to Customer to route Customer's telecommunication traffic to and from various destinations/originations worldwide as more explicitly described in Schedule 1, Part 1 attached hereto (the "SwissFone Services") and in Schedule 2, Part 1 attached hereto (the "SwissFone Destinations/Originations"). Customer shall provide international telecommunications carrier services and facilities to SwissFone to route SwissFone's telecommunication traffic to and from various destinations/originations worldwide as more explicitly described in Schedule 1, Part 2, attached hereto (the "Customer Services") and in Schedule 2, Part 2 attached hereto (the "Customer Destinations/Originations") (SwissFone Services and Customer Services being jointly referred to herein as the "Services"). The Services provided under this Agreement may be revised upon terms and conditions mutually agreeable to the Parties by amending Schedule 1 of the Agreement. The Destinations/Originations provided by either Party may be revised from time to time in accordance with the commercial needs of such Party upon seven (7) days' written notice to the other Party and shall be reflected in an amended Schedule 2 of the Agreement.

2      TERM

        The term of this Agreement shall be twelve (12) months, commencing on the Effective Date. Thereafter, this Agreement shall be automatically renewed for successive monthly terms, and will remain in effect unless terminated by either Party giving thirty (30) days notice to the other Party, or as otherwise provided for in Section 4.6, 5.4 and Section 6.

3      MINIMUM VOLUME COMMITMENT

        3.1.  Nothing in this Agreement shall be construed as an obligation on the part of the Parties to send any minimum volume of international traffic to the other Party.

4      OPERATIONAL AND COMMERCIAL MATTERS

        4.1.  The Parties intend that provision of Services under this Agreement shall commence as soon as practicable. Each Party agrees to promptly undertake provisioning and testing of facilities necessary for its respective Services, and to use commercially reasonable efforts to provide Services immediately upon completion of testing. Each Party agrees to promptly notify the other Party at such time as facilities testing is completed, and at such time as it is prepared to provision Services. The date upon which both Parties commence provision of Services shall be the "Commencement Date" as used in this Agreement.

        4.2.  The point of interconnection with the Customer for the provision of SwissFone Services and the delivery of Customer Services by Customer shall be SwissFone's facilities in 111-8th Avenue, 3rd Floor, New York, New York, (the "Interconnection Location"). The provision of the Services will be in compliance with SwissFone's network interface procedures.. At the Customer request, SwissFone will coordinate such interconnection and, in such event, SwissFone shall be entitled to bill Customer for SwissFone's costs (including but not limited to, facilities, equipment, transit costs and signaling). Such costs may include any charges for services of third parties incurred by SwissFone on Customer behalf in coordinating interconnection. Other circuit charges include, but may not be limited to, a one-time installation charge per DS-1 and a recurring Switch Port Charge. Customer obligation to accept and pay for non-usage sensitive charges as described herein shall be binding. Each Party shall be responsible for procurement, at its own expense, of the necessary facilities, equipment and switching required to bring and accept traffic into the Interconnection Location.

        4.3.  The Parties shall coordinate the management of their respective system facilities, with each Party being responsible for providing and operating, at its own expense, its respective network facilities. At the Parties own expense and responsibility, the Parties also shall interface on a 24 hours a day, 7 days a week basis to assist each other with the isolation and repair of any facility faults in their respective networks, and with the identification, investigation and mitigation of real time traffic flow problems to/from any Destinations/Originations.

        4.4.  The Parties shall exchange prompt and accurate traffic forecasting information in order to allow for the efficient provisioning of the Services. Such forecasts shall be provided by each Party prior to the Commencement Date and thereafter as may be reasonably requested by the other Party. Such forecasts will be in a form satisfactory to the requesting Party and shall specify the traffic volumes, daily and seasonal profiles and peak periods for each Destination. The Parties understand that the forecasts are non-binding. However, neither Party shall be under any obligation to provide the Services if the actual volume or profile of traffic exceeds to a material extent or is materially different from that specified in the Forecast provided by the other Party in respect of the relevant Forecasted period.

        4.5.  Each Party, may if needed, appoint the other as its agent for purposes of establishing related services, i.e. local loops, with domestic and international underlying carriers as may be required in connection with this Agreement.

        4.6.  Each Party reserves the right to immediately cancel and/or temporarily suspend any or all of its respective Services if the other engages in activities which, in the reasonable opinion of the providing Party, may cause disruption or damage to its network or facilities. Each Party shall use commercially reasonable efforts to provide the other with advance notice of such suspension and/or cancellation and in any case shall endeavor to provide written confirmation of such suspension and or cancellation within a commercially reasonable time thereafter.

        4.7.  The Parties will maintain a monthly minimum usage per activated DS-1 of 150,000 minutes. After a ramp-up period of two (2) months, if a DS-1 circuit experiences a minimum shortfall over two consecutive months, the selling Party may provide the buying Party with written notice of such fact and of its intent to disconnect the under-minimum circuit if the minimum is not attained by the month following the date the notice is received.

5      PRICING AND BILLING

        5.1.  In consideration of the Services provided pursuant to this Agreement, each Party shall pay the other Party the rates by Destination set forth in Schedule 2, Part 1 or Schedule 2, Part 2, as the case may be (the "Rates"), which Rates may be adjusted by the Party providing such services in the case of 1) an increase in Rates, upon seven (7) days written notice to the other Party, and 2) a decrease in Rates, immediately upon notification.

        5.2.  Each Party shall provide a monthly invoice for the Services provided hereunder in accordance with the then current Rates as soon as practicable after the end of each month. Such invoice will be based on the chargeable duration of the calls routed pursuant to this Agreement and rounded up to the nearest six (6) second increments, after the minimum thirty (30) second call duration. Notwithstanding the foregoing, the chargeable duration of each call to Mexico shall be rounded upward to the nearest sixty (60) second increment with a minimum duration of sixty (60) seconds. The invoice will include at a minimum, the following information: total number of calls, total duration of calls, the country and city (if applicable) of termination; the price per minute per country of termination and a statement setting for the total charges for the service month.

        5.3.  All amounts due hereunder by either Party shall be payable to the other Party in U.S. Dollars in immediately available funds within thirty (30) days of the postmark date of the invoice. If a Party in good faith disputes any invoiced amount, it shall submit to the other Party within thirty (30) days following postmark date of such invoice payment of the undisputed portion of the invoice and written documentation identifying the minutes and/or rates which are of dispute and a reasonable explanation for the basis of dispute. The Parties shall investigate the dispute and upon mutual agreement, a credit against future invoices may be issued by the invoicing Party. Any amounts due hereunder that are not paid when due shall accrue interest at the rate of one and one-half percent (1.5%) per month or the maximum allowable by law, compounded daily, beginning with the day following the date on which the payment was due, and continuing until paid in full. Further, either Party shall have the right to set off any undisputed amounts due hereunder which are not paid when due against any amounts owed to the other Party under this agreement or any other agreement, addendum, representations and understandings between the Parties.

        5.4.  The Parties shall at all times comply with the other's initial and continuing credit approval procedures and policies. The purchasing Party may be required to provide a security deposit, irrevocable letter of credit or any other form of security and/or be assigned a credit limit ("Security') for receiving such services by the Providing Party's Credit Department either pursuant to the terms of this agreement or at any time during the term of this Agreement through separate correspondence if: a) the providing Party reasonably deems itself insecure with respect to the purchasing party's ability to pay, b) the purchasing party has a Change of Control; or c) there is a material change in circumstances of the purchasing Party's actual or anticipated usage (including, but not limited to, traffic volume) of Services hereunder. Such separate correspondence shall be incorporated herein and made a part of this Agreement by this reference. If upon receipt of written request for Security, the purchasing Party fails to comply with such request within forty-eight (48) hours of receipt of said written request for Security, then the Providing Party shall be authorized to immediately suspend the delivery of Service to the Purchasing Party and /or terminate this Agreement without further notice or demand.

        5.5.  All rates and other charges due hereunder are exclusive of all applicable taxes, including value added tax, sales taxes, and duties or levies imposed by any authority, government or government agency (except income tax or other corporate taxes attributable to either Party), all of which shall be paid promptly when due, and each Party agrees to indemnify and hold the other harmless from any liability therefor.

        5.6.  The Parties understand that neither Party has the ability to prevent fraudulent use of Service by third parties. Further, each Party shall be responsible for paying all usage of the Service hereunder, whether such usage was fraudulent or otherwise, i.e. claims of fraudulent usage, shall not constitute a valid basis for dispute of an Invoice.

6      TERMINATION

        6.1.  In addition to any other rights at law or in equity, and not withstanding Article 2 above, the Parties may suspend the delivery of Services and/or terminate this Agreement immediately in the event that either Party (i) fails to make any payment when due hereunder: (ii) becomes insolvent or bankrupt or ceases paying its debts generally as they mature; (iii) commits a breach of any of the terms of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice thereof from either Party; (iv) has a material change in its financial condition which would represent a material financial risk to the providing party; or (v) receives a determination by any governmental entity having jurisdiction over the Service provided under this Agreement that the relationship of the Parties and/or Services provided hereunder are contrary to then existing laws.

        6.2.  In the event of any termination pursuant to this Article 6, the Parties shall pay to each other any Rates for Services rendered through and including the date of termination as well as any amounts due pursuant to any monthly or recurring fees the Parties incurred as a result of interconnection of the switch facilities.

7      LIMITATION OF LIABILITY

        7.1.    Limited Liability.    THE PARTIES AGREE THAT THEIR AFFILIATES, INCLUDING PARENTS AND SUBSIDIARIES, AND THE PARTIES' AND THEIR AFFILIATES' EMPLOYEES, OFFICERS OR DIRECTORS, SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT. IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER (INCLUDING ANY SERVICE IMPLEMENTATION DELAYS/FAILURES), UNDER ANY THEORY OF TORT, CONTRACT, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF THE PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES..

        THE LIABILITY OF EITHER PARTY WITH RESPECT TO THE INSTALLATION (INCLUDING DELAYS THEREOF), PROVISION, TERMINATION, MAINTENANCE, REPAIR, INTERRUPTION, OR RESTORATION OF ANY SERVICE OR FACILITIES OFFERED UNDER THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO THE CHARGE APPLICABLE UNDER THIS AGREEMENT TO THE PERIOD DURING WHICH SERVICES WERE AFFECTED. FOR THOSE SERVICES WITH MONTHLY RECURRING CHARGES, THE LIABILITY OF EITHER PARTY IS LIMITED TO AN AMOUNT EQUAL TO THE PROPORTIONATE MONTHLY RECURRING CHARGES FOR THE PERIOD DURING WHICH SERVICE WAS AFFECTED.

        7.2.    General Indemnity.    In the event parties other than SwissFone and Vistula shall have use of the Service, then SwissFone and Vistula agree to forever indemnify and hold each other harmless from and against any and all claims, demands, suits, actions, losses, damages, assessments or payments which may be asserted by said parties arising out of or relating to any defect in the Service.

8      ASSIGNMENT

        This Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to an affiliated entity, or to a successor in interest whether by merger, reorganization, or transfer of all or substantially all of its assets or otherwise. The effectiveness of any assignment shall be conditioned upon the assignee's written assumption of the rights, obligations and duties of the assigning Party.

9      FORCE MAJEURE

        No failure or omission by either Party to carry out or observe any of the terms and conditions of this Agreement shall give rise to any claim against such Party or be deemed a breach of this Agreement if such failure or omission arises from an act of God or any other circumstances commonly known as force majeure, an act of Government, or any other cause beyond the reasonable control of such Party. The Party experiencing the force majeure event shall use reasonable efforts under the circumstances to avoid or remove such causes of nonperformance and shall proceed to perform with reasonable dispatch whenever such causes are removed or cease. Notwithstanding the foregoing, if a force majeure event results in an interruption of Service for more than ten (10) consecutive days, the affected Party may terminate the affected Services, or this Agreement, without liability for any early termination fee or charge.

10    PUBLICITY, CONFIDENTIALITY

        10.1.    Confidential Information.    The parties understand and agree that the terms and conditions of this Agreement, all documents referenced herein (including invoices for Service provided hereunder), communications between the parties regarding this Agreement or the Service to be provided hereunder (including price quotes for any Service proposed to be provided or actually provided hereunder), and all information regarding the customers of either party as well as such information relevant to any other agreement between the parties (collectively "Confidential Information"), are confidential between the parties.

        10.2.    Limited Disclosure.    A party shall not disclose Confidential Information unless subject to discovery or disclosure pursuant to legal process, or to any other party other than the directors, officers, and employees of a party or agents of a party including their respective brokers, lenders, insurance carriers or prospective purchasers who have specifically agreed in writing to nondisclosure of the terms and conditions hereof. Any disclosure hereof required by legal process shall only be made after providing the non-disclosing party with notice thereof in order to permit the non-disclosing party to seek an appropriate protective order or exemption. Violation by a party or its agents of the foregoing provisions shall entitle the non-disclosing party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond.

        10.3.    Press Releases.    The parties further agree that any press release, advertisement or publication generated by a party regarding this Agreement, the Service provided hereunder or in which a party desires to mention the name of the other party or the other party's parent or affiliated company(ies) will be submitted to the nonpublishing party for its written approval prior to publication.

        10.4.    Survival and Confidentiality.    The provisions of this Section 17 will be effective as of the date of this Agreement and remain in full force and effect for a period equal to the longer of; (i) two

(2) years following the effective date of this Agreement; or (ii) two (2) years following the termination of all Service hereunder.

11    NOTICE

        11.1. All notices, requests, or other communications hereunder shall be in writing, addressed to the Parties as follows, or to such other address as either Party shall designate by proper notice. Rate change notification shall be delivered by facsimile only to the rate change notification facsimile number listed below.

If to SwissFone:	SwissFone Inc. 2001 L Street, NW, Suite 750 Washington, D.C. 20036 Attention: Legal Department Phone: 202-785-1145 or 1-800-966-1145 Facsimile: 202- 457-8915
Rate Change Notification:	Facsimile: 202-457-8958
If to Customer:	Vistula 40 Portman Square 4th Floor London W1H 6LT United Kingdom Phone: 44 207 7486 4900 Fax: 44 207 487 4001

        11.2. Notices given by one Party to the other Party under this Agreement shall be in writing and shall be (a) delivered personally, (b) delivered by express delivery service, (c) mailed, certified mail or first class U.S. mail postage prepaid, return receipt requested or (d) delivered by telecopy. Notices will be deemed given as of the earlier of (I) the date of actual receipt, (ii) the next business day when notice is sent via express mail or personal delivery, (iii) three (3) business days after mailing in the case of first class or certified U.S. mail or (iv) on the date set forth on the confirmation in the case of telecopy.

12    DISPUTE RESOLUTION

        12.1. The Parties desire to resolve disputes arising out of or relating to this Agreement without litigation. Therefore, except for action seeking a temporary restraining order or an injunction relating to the purposes of this Agreement, or suit to compel compliance with this dispute resolution process, the Parties agree to use the following alternative dispute resolution procedures as the sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or Its breach.

        12.2. At the written request of either Party, each Party will appoint a knowledgeable representative to meet and negotiate in good faith to resolve any dispute arising out of or relating to this Agreement. The representatives shall have the discretion to determine the location, format, frequency and duration of their negotiations, and to utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. All discussions and correspondence among the representatives shall be treated as confidential information developed for the purposes of settlement, exempt from discovery, and shall not be admissible in the arbitration described below or in any lawsuit without the agreement of the Parties.

        12.3. If the negotiations do not resolve the dispute within sixty (60) days of the initial written request, the dispute shall be submitted to binding arbitration by a single arbitrator at the office of the American Arbitration Association ("AAA") located in Wilmington, DE. The arbitration shall be held in accordance with the AAA's Commercial Arbitration Rules, and/or the AAA's International Arbitration

Rules, as may be applicable to the dispute. The Parties agree that the arbitration shall proceed ex parte in the envent that a Party, after being duly notified refuses to participate in the arbitration. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be. shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The arbitrator(s) are not empowered to award damages in excess of compensatory damages and each Party irrevocably waives any damages in excess of compensatory damages. The Parties agree to undertake all reasonable steps to expedite the arbitration process. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

13    COMPLIANCE WITH LAWS

        13.1. The Parties shall not use the Services in any manner or for any purpose which constitutes a violation of the laws of the United States or the laws of any foreign jurisdiction in which the Services are being provided. Each Party agrees that it will acquire and maintain in full force and effect such approvals, consents, governmental and regulatory authorizations, licenses and permits as may be required to provide the Services.

14    MISCELLANEOUS

        14.1. Any Article or any other provision of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall remain in full force and effect.

        14.2. Failure of either Party to insist on performance of any term or condition of this Agreement or to exercise any right or privilege hereunder shall not be construed as a continuing or future waiver of such term, condition, right or privilege.

        14.3. The relationship between the Parties shall be that of independent contractors, and nothing herein contained shall be deemed to constitute a partnership between them or a merger of their assets or their liabilities or undertakings. Neither Party shall have the right to bind the other party, except as expressly provided for herein.

        14.4. This Agreement shall be governed by the laws of the State of Delaware, without reference to its principles of conflict of laws. Customer irrevocably consents and submits to personal jurisdiction in the courts of the District of Columbia for all matters arising under this Agreement.

        14.5. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

        14.6. This Agreement represents the entire understanding between the Parties in relation to the matters herein and supersedes all previous agreements whether oral or written made between the parties in relation to the subject matter hereof. This Agreement may only be modified in writing signed by authorized representatives of both Parties.

        14.7.    Survival of Terms.    The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, provisions for indemnification and the making of any and all payments due hereunder.

        14.8.    Heading.    Descriptive headings in this Agreement are for convenience only and shall not affect the construction of this agreement.

        14.9.    Industry Terms.    Words having well-known technical or trade meanings shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

        14.10.    Rule of Construction.    No rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SwissFone	Vistula
/s/ KRISTEN LUINGO signature	/s/ ADAM BISHOP signature
VP, Sales & Marketing title	Adam Bishop CEO title
20-JAN-2004 date	20-JAN-2004 date

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  Exhibit 10.11
RECIPROCAL INTERNATIONAL TELECOMMUNICATIONS SERVICES CARRIER AGREEMENT